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                                                                       EXHIBIT 8

                        INCENTIVE STOCK OPTION AGREEMENT

AGREEMENT made as of this 25th day of October 2002, by and between American Vantage Companies, a Nevada corporation having its principal executive offices at 7674 West Lake Mead Blvd., Las Vegas, Nevada 89128 ("Grantor"), and Stephen
K. Bannon, an individual residing at 9465 Wilshire Blvd., 6th Floor, Beverly Hills, CA 90212 ("Optionee").

                              W I T N E S S E T H:

         WHEREAS, Optionee is a director of the Grantor's Board; and

         WHEREAS, Grantor is desirous of increasing the incentive of Optionee to exert his utmost efforts to improve the business and increase the assets of Grantor.

         NOW, THEREFORE, in consideration for Optionee's services rendered and to be rendered to Grantor or any of its subsidiaries, and for other good and valuable consideration, Grantor hereby grants to Optionee an option to purchase shares of Grantor's common stock, par value $.01 per share ("Common Stock"), upon the following terms and conditions:

         1.       Option.

         Pursuant to its 1996 Stock Option Plan, as amended (the "Plan"), Grantor hereby grants to Optionee an Incentive Stock Option (the "Option"), as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase up to twelve thousand five hundred (12,500) fully paid and non-assessable shares of Common Stock, commencing on October 25, 2002 and expiring at 5:00 Pacific Time on October 24, 2012 (the "Expiration Date"), subject to the terms and conditions set forth below.

         2.       Purchase Price.

         The purchase price for the Option shall be $1.26 per share (the "Purchase Price"). Grantor shall pay all original issue or transfer taxes on the exercise of the Option and all of the fees and expenses necessarily incurred by Grantor in connection therewith.

         3.       Exercise of Option.

         (a) The Option may be exercised in whole or in part by delivering a Notice of Exercise substantially in the form attached hereto, to Grantor by hand delivery, overnight courier or by registered or certified mail, return receipt requested, addressed to its principal office, as to the number of shares of Common Stock which Optionee desires to purchase under the Option herein granted. The payment of the Purchase Price may be made, at the option of the Holder, either (i) by cash or certified or bank cashier's check in lawful money of the United States of America, payable to the order of the Company in an amount equal to the Purchase Price multiplied by the number of shares of Common Stock for which this Option is being exercised, (ii) by delivery of shares of Common Stock having a fair market value on the trading day immediately preceding the date of Grantor's receipt of the Notice of Exercise equal to the Purchase Price of the shares of Common Stock being exercised, (iii) by having the Company withhold from the shares of Common Stock to be issued upon exercise of the Option, the number of shares of Common Stock having a value, based on the Common Stock closing price on the trading day immediately prior to the date of such exercise, equal to the product of the Purchase Price times the number of shares of Common Stock as to which this Option is being exercised, or (iv) by any combination thereof. As soon as practicable thereafter, Grantor shall cause to be delivered to Optionee certificates issued in Optionee's name evidencing the shares of Common Stock purchased by Optionee.

         (b) If the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by Optionee during any calendar year and all other

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Incentive Stock Option plans of Grantor or its affiliates exceeds $100,000.00, the grant of the Incentive Stock Option hereunder shall not, to the extent of such excess, be deemed a grant of an Incentive Stock Option but will instead be deemed the grant of a Non-Qualified Stock Option under the Plan.

         4.       Option Not Conditioned On Continued Employment.

         (a) If Optionee shall be removed as a director for cause, or if Optionee resigns voluntarily, the option granted to Optionee hereunder shall expire immediately upon such termination. If Optionee shall be removed as a director without cause, such option may be exercised at any time within three
(3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4.

         (b) If Optionee dies (i) while performing services for the Grantor or a subsidiary or parent corporation, or (ii) within three (3) months after the termination of Optionee's service othis than voluntarily by Optionee or for cause, such option may be exercised by a legatee or legatees of such option under Optionee's last will or by her personal representatives or distributees at any time within one (1) year after Optionee's death.

         (c) If Optionee becomes disabled within the definition of Section 22(e)(3) of the Code while employed by Grantor or a subsidiary or parent corporation, such Option, subject to the provisions of subparagraph (d) of this Paragraph 4, may be exercised at any time within one (1) year after the termination of employment due to disability.

         (d) The Option may not be exercised pursuant to this Paragraph 4 except to the extent that Optionee was entitled to exercise the Option, or any part thereof, at the time of termination of service or death, and in any event may not be exercised after the original Expiration Date of the Option.

         5.       Divisibility and Non-Assignability of Options.

         (a) The Optionee may exercise the Option herein granted from time to time subject to the provisions of Paragraph 3 above with respect to any whole number of shares of Common Stock included therein, but in no event may the Option be exercised as to less than one thousand (1,000) shares of Common Stock at any one time, except for the remaining shares of Common Stock covered by the Option if less than one thousand (1,000).

         (b) Except as specifically provided herein, Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the Option herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and this Option herein granted, or any of them, shall be exercisable during Optionee's lifetime only by Optionee.

         6.       Stock as Investment.

         By accepting this Option herein granted, Optionee agrees for herself, her heirs and legatees, that unless such shares are sold pursuant to an effective registration statement under the under the Securities Act of 1933, as amended (the "Securities Act") or an exemption from registration, all shares of Common Stock purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the shares of Common Stock issuable under the Option, Optionee, or her heirs or legatees receiving such shares of Common Stock, shall deliver to Grantor a representation in writing, that such shares of Common Stock are being acquired in good faith for investment purposes only and not for sale or distribution. Grantor may place a "stop transfer" order with respect to the shares of Common Stock with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such shares of Common Stock.

         7.       Restriction on Issuance of Shares.

         Grantor shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of the Option unless (a) the issuance of such shares of Common Stock has been registered with the Securities and Exchange Commission under the Securities Act, or counsel to

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Grantor shall have given an opinion that such registration is not required; (b)
approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such shares of Common Stock, if required, shall have been given by Nasdaq and/or any national securities exchange on which the Common Stock of Grantor is at the time of issuance listed.

         8.       Adjustments Upon Changes in Capitalization

         (a) In the event of changes in the outstanding Common Stock of Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number of shares of Common Stock as to which the Option may be exercised shall be correspondingly adjusted by Grantor, and the Purchase Price shall be adjusted so that the product of the Purchase Price immediately after such event multiplied by the number of options subject to this Agreement immediately after such event shall be equal to the product of the Purchase Price multiplied by the number of shares of Common Stock subject to this Agreement immediately prior to the occurrence of such event. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to stockholders of Grantor of rights to subscribe for additional shares of Common Stock or oher securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of Grantor shall have the discretionary authority to take any action necessary or appropriate to prevent this Option from being disqualified as "Incentive Stock Options" under the United States income tax laws then in effect.

         (b) Any adjustment in the number of shares of Common Stock shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares of Common Stock.

         9.       Effect of Mergers, Consolidations or Sales of Assets.

         In the event of any consolidation or merger of Grantor with or into another company, or the conveyance of all or substantially all of the assets of Grantor to another company for solely stock and/or securities, each then unexercised Option granted hereunder shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock of Grantor would have been entitled to upon such consolidation, merger or conveyance; and in any such case appropriate adjustment, as determined by the Board of Directors of Grantor (or successor entity) shall be made as set forth above with respect to any future changes in the capitalization of Grantor or its successor entity. In the event of the proposed dissolution or liquidation of Grantor, or the sale of substantially all the assets of Grantor for other than stock and/or securities, any unexercised portion of the Option granted hereunder will automatically terminate, unless otherwise provided by the Board of Directors of Grantor or any authorized committee thereof.

         10.      No Rights in Option Stock.

         Optionee shall have no rights as a stockholder in respect of shares of Common Stock as to which the Option granted hereunder shall not have been exercised and payment made as herein provided.

         11.      Effect Upon Employment.

         This Agreement does not give Optionee any right to employment by Grantor.

         12.      Binding Effect.

         Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

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         13.      Withholding.

         Optionee agrees to cooperate with Grantor to take all steps necessary or appropriate for the withholding of taxes by Grantor under law or regulation in connection therewith. In the event Optionee does not make the required withholding payment at the time of exercise, Grantor may make such provisions and take such steps as it, in its sole discretion, may deem necessary or appropriate for the withholding of any taxes that Grantor is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of any Option granted hereunder, including, but not limited to, (i) the withholding of payment of all or any portion of such Option until Optionee reimburses Grantor for the amount Grantor is required to withhold with respect to such taxes, or (ii) the canceling of any number of shares of Common Stock issuable upon exercise of such Option in an amount sufficient to reimburse Grantor for the amount it is required to so withhold, and/or (iii) the selling of any property contingently credited by Grantor for the purpose of exercising such Option, in order to withhold or reimburse Grantor for the amount it is required to so withhold.

         14.      Agreement Subject to Plan.

         Notwithstanding anything contained herein to the contrary, this Agreement is subject to, and shall be construed in accordance with, the terms of the Plan, and in the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.

         15.      Miscellaneous.

         This Agreement shall be construed under the laws of the State of Nevada without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                            AMERICAN VANTAGE COMPANIES

                            By: /s/ Ronald J. Tassinari
                                -------------------------------------------
                                    Ronald J. Tassinari, Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Stephen K. Bannon
------------------------
    Stephen K. Bannon

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